Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sysorex Global Holdings Corp. on Form S-8 [File No. 333-195655] of our report dated March 26, 2015, with respect to our audits of the consolidated financial statements of Sysorex Global Holdings Corp. as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Sysorex Global Holdings Corp. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 26, 2015